Exhibit 99.2
AMENDMENT NO. 1
TO THE
ALLETE AND AFFILIATED COMPANIES
RETIREMENT SAVINGS AND STOCK OWNERSHIP PLAN
AS AMENDED AND RESTATED EFFECTIVE AS OF NOVEMBER 1, 2018

Pursuant to the authority retained by ALLETE, Inc. (the "Plan Sponsor") in Section 14.1 of the ALLETE and Affiliated Companies Retirement Savings and Stock Ownership Plan (the "Plan"), the Plan Sponsor hereby amends the Plan in the following respects:
1. Section 5.6 Automatic Increase Provision shall be amended by deleting subsection (c), and replacing it with the following:
(c) Automatic increases will occur annually.

2. Section 10.12 Dividend Withdrawals shall be amended by inserting a new subsection (e), to read as follows:

(e) Effective November 1, 2018, dividend withdrawals are permitted from all Participant Accounts.

3. Section 10.15 Hardship Distributions shall be amended, effective January 1, 2019, by deleting subsections (a)(1), (a)(3), and (a)(4), and replacing them with the following:

(1) Expenses for (or necessary to obtain) medical care (for the Participant or the Spouse, dependent or Beneficiary of the Participant) that would be deductible under Code Section 213(d);

(3) Payments for burial or funeral expenses for the Participant’s deceased parent, Spouse, children, dependents (as defined in Code Section 152, and without regard to Code Section 152(d)(1)(B)), or Beneficiary;
(4) Payment of tuition, related educational fees, and room and board expenses, for up to the next twelve (12) months of post-secondary education for the Participant, the Participant’s Spouse, children, dependents (as defined in Code Section 152, and without regard to Code Section 152(d)(1)(B)), or Beneficiary;

4. Section 10.15 Hardship Distributions shall be amended, effective January 1, 2019, by inserting a new subsection (a)(7), to read as follows:

(7) Expenses incurred by a Participant associated with a federally declared disaster.

5. Section 10.15 Hardship Distributions shall be amended by deleting subsections (b)(3) and (b)(4), and replacing them with the following:

(3) Effective January 1, 2019, the Participant’s Before Tax and After Tax Contributions will not be subject to any suspension following receipt of a hardship distribution, and any previous suspensions shall no longer apply.

(4) Effective January 1, 2019, the Participant is no longer required to obtain any loan that would otherwise be available under a plan maintained by the Company.

6. Section 10.15 HHardship Distributions shall be amended by inserting the following at the end of subsection (c):

This subsection (c) shall no longer apply on or after January 1, 2019.

Exhibit 99.2
7. Section 11.1 Loans to Participants shall be amended by deleting subsection (g) and replacing it with the following:

(g) A Participant may prepay a loan anytime by paying the Trustee a partial principal payment on the full remaining principal balance and any accrued interest.

8. Section 11.1 Loans to Participants shall be amended by deleting subsection (l) and replacing it with the following:

(l) Upon a Participant’s Termination of Employment, or at any time thereafter, any outstanding loan balance, including both principal and accrued interest, will become due and payable, and will be satisfied by a reduction of his or her Accounts. However, effective as of January 1, 2019, a Participant may continue to repay an existing loan following Termination of Employment by making timely payments directly to the Plan recordkeeper.

9. Schedule 1 PARTICIPATING EMPLOYERS shall be deleted and replaced with the attached Schedule 1, effective as of March 26, 2019.

10. This Amendment No. 1 shall be effective as of November 1, 2018, unless otherwise indicated.

ALLETE, INC.

By:________________________________
Its:________________________________
Dated:_____________________________

Exhibit 99.2
SCHEDULE 1
PARTICIPATING EMPLOYERS

The following entities are Participating Employers on March 26, 2019:

1. ALLETE, Inc. (EIN 41-0418150), including Minnesota Power, a division of ALLETE, Inc.

2. MP Affiliate Resources, Inc. (EIN 41-1884136)

3. Superior Water, Light and Power Company (EIN 39-0646970)

4. ALLETE Renewable Resources, Inc. (EIN 27-2347488)

5. ALLETE Clean Energy, Inc. (EIN 45-2652963)

6. BNI Coal, Ltd. (EIN 45-0107320)